Exhibit 99.2

US LIGHTING GROUP, INC., AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the financial statements of US Lighting Group, Inc. (the “Company”) and Mig Marine Corporation (“Mig Marine”), after entering into an agreement on August 5, 2022, to whereby the Company agreed to acquire one hundred percent of the outstanding shares of Mig Marine. The notes to the unaudited pro forma condensed combined financial information describe the reclassifications and adjustments to the financial information presented.

In 2021, after being introduced to the RV industry through a customer, the Company started developing a new business plan to create a fiberglass travel trailer. The Company sold its automotive electronic products assets earlier in 2021. Most of the Company’s activity for the year ended December 31, 2021, as reported in their Form 10-K was in discontinued operations, so it would not be relevant to their current activities. The Company’s first travel trailer sale was in the first quarter of 2022 and sales have been increasing. Mig Marine is the manufacturer of the travel trailers that the Company sells. when the Company purchased Mig Marine, it vertically integrated the operations, namely their supplier. This combination will provide the Company more integration, control and flexibility going forward.

Mig Marine was in a start-up mode in 2020 and 2021. By the end of 2021, Mig Marine had developed the fixed assets and assembled the personnel needed for production. Some inventory had also been accumulated. Their first and only sales have been to the Company in 2022.

Due to the change in the Company’s business in late 2021 and the lack of Mig Marine’s business in 2021, the Company does not believe that reporting pro forma operations prior to 2022 would be beneficial or indicative of how this combination will affect the Company.

Mig Marine was owned by the Company’s former CEO and majority shareholder. Since the Company and Mig Marine are deemed to be under common control, this acquisition is not accounted for under ASC 805, Business Combinations (ASC 805). Under ASC 805, the acquired assets and liabilities will be recorded at estimated fair values as of the date of acquisition. Since this transaction is between companies under common control, the assets and liabilities are transferred at their carrying amounts from Mig Marine as of the date of the transfer.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 is presented as if the acquisition of Mig Marine had occurred at the beginning of the year presented.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Mig Marine acquisition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and expected to have a continuing impact on the results of the combined company. The adjustments that are included in the following unaudited pro forma condensed combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements.

US LIGHTING GROUP, INC., AND SUBSIDIARY

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2022

	US Lighting Group, Inc.	Mig Marine Corporation	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash	$119,000	$—	$—		$119,000
Prepaid expenses and other current assets	208,000	—	—		208,000
Investment in trading securities	367,000	—	—		367,000
Inventory	—	252,592	—		252,592
Total Current Assets	694,000	252,592	—		946,592

Property and equipment, net	875,000	1,162,287	—		2,037,287
Total Assets	$1,569,000	$1,414,879	$—		$2,983,879

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$23,000	$64,765	$—		$87,765
Accrued expenses	17,000	—	—		17,000
Customer advance payments	77,000	—	—		77,000
Accrued payroll to a former officer	246,000	150,000	(150,000)	(1)	246,000
Loan payable – current portion	107,000	—	—		107,000
Loans payable - related party	—	1,686,118	(1,686,118)	(1)	—
Total Current Liabilities	470,000	1,900,883	(1,836,118)		534,765

Loans payable, net of current portion	330,000	—	—		330,000
Shareholder loan	—	—	6,878,333	(3)	6,878,333

Total Liabilities	800,000	1,900,883	5,042,215		7,743,098

Shareholders’ Equity (Deficit):
Common stock	10,000	5,000	(5,000)	(2)	10,000
Additional paid-in-capital	17,791,000	—	1,841,118	(1) (2)	19,632,118
Accumulated deficit	(17,032,000)	(491,004)	(6,878,333)	(3)	(24,401,337)
Total Shareholders’ Equity (Deficit)	769,000	(486,004)	(5,042,215)		(4,759,219)

Total Liabilities and Shareholders’ Deficit	$1,569,000	$1,414,879	$—		$2,983,879

US LIGHTING GROUP, INC., AND SUBSIDIARY

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2022

	US Lighting Group, Inc.	Mig Marine Corporation	Pro Forma Adjustments	Notes	Pro Forma Combined
Sales	$125,000	$112,100	$(112,100)	(4)	$125,000
Cost of goods sold	(112,000)	(226,440)	112,100	(4)	(226,340)
Gross margin	13,000	(114,340)	—		(101,340)

Operating Expenses:
Selling, general and administrative	591,000	46,863	(30,000)	(5)	607,863
Product development costs	—	45,080	—		45,080
Total operating expenses	591,000	91,943	(30,000)		652,943

Loss from operations	(578,000)	(206,283)	30,000		(754,283)

Other Income (Expense):
Other income, net	94,000	—	(30,000)	(5)	64,000
Unrealized gain (loss)	(274,000)	—	—		(274,000)
Realized loss	(18,000)	—	—		(18,000)
Interest income	3,000	—	—		3,000
Interest expense	(16,000)	—	—		(16,000)
Gain on disposal of fixed assets	13,000	—	—		13,000
Total other expense	(198,000)	—	(30,000)		(228,000)

Net loss	$(776,000)	$(206,283)	$—		$(982,283)

Net loss per common share, basic and diluted	$(0.01)				$(0.01)

Weighted average number of common shares outstanding, basic and diluted	97,848,735				97,848,735

US LIGHTING GROUP, INC., AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed statement of operations for the six months ended June 30, 2022, is based on the financial statements of the Company and Mig Marine as of June 30, 2022, after giving effect to the Company’s acquisition of Mig Marine that was consummated on August 5, 2022, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The transaction described in Note 2 was determined to be a common control transaction as each Company has the same shareholder with a majority ownership. As a result, the assets and liabilities assumed were recorded on the Company’s consolidated financial statements at their respective carry-over basis. as of the date of the transaction.

NOTE 2 - ACQUISITION OF MIG MARINE CORPORATION

On August 5, 2022, the Company entered into a Stock Purchase Agreement (the “Agreement”) with Paul Spivak, a related party, (“Seller”), whereby the Company agreed to acquire one hundred percent of the outstanding shares of common stock of Mig Marine Corp in exchange for a promissory note of $6,195,000 (the “Promissory Note”) and a deposit of $683,333 payable on or before August 5, 2023, together representing one hundred percent seller financing of the transaction. The parties agreed that certain assets of Mig Marine were to be excluded from the purchase as more fully set forth in the Agreement. The following are the material terms of the Promissory Note: interest accrues at the rate of 6.25% per annum commencing September 5, 2022; principal and interest will be repaid in consecutive monthly installments of principal and interest, amortized over five years, on the first day of each month commencing the month following execution of the Promissory Note and continuing until August 5, 2027.

NOTE 3 - PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1)	Adjustment to eliminate amounts due to Mr. Spivak, per the terms of the Agreement.

(2)	Adjustment to eliminate the shares acquired in the acquisition.

(3)	Adjustment to account for investment in Mig Marine and liability incurred for its purchase.

(4)	Elimination of intercompany sales from Mig Marine to US lighting.

(5)	Elimination of intercompany transactions for rent expense/income

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